Exhibit 99.2

LEE LEE ORIENTAL SUPERMART, INC.

BALANCE SHEETS

	As of March 31, 2024 (Unaudited)	As of December 31, 2023

ASSETS

Current Assets
Cash and cash equivalents	$6,655,012	$6,634,667
Other receivables	910,268	985,582
Inventories, net	3,799,150	4,370,694
Total Current Assets	11,364,430	11,990,943

Non-current Assets
Security deposits	-	20,256
Operating lease right-of-use assets, net	18,290,677	18,395,235
Property and equipment, net	1,574,819	1,596,987
Total Non-current Assets	19,865,496	20,012,478

Total Assets	$31,229,926	$32,003,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,969,413	$2,225,013
Accrued expenses and other payables	1,154,759	1,186,016
Operating lease liabilities - current	1,231,935	1,214,532
Total Current Liabilities	4,356,107	4,625,561

Non-current Liabilities
Security deposit from sub-tenants	6,300	6,300
Operating lease liabilities - non-current	19,170,165	19,240,962
Total Non-current Liabilities	19,176,465	19,247,262

Total Liabilities	23,532,572	23,872,823

Commitment and contingencies

Stockholders’ Equity
Paid in capital	5,393,007	5,393,007
Retained earnings	2,304,347	2,737,591

Total Stockholders’ Equity	7,697,354	8,130,598

Total Liabilities and Stockholders’ Equity	$31,229,926	$32,003,421

LEE LEE ORIENTAL SUPERMART, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
	(Unaudited)

Revenue	$19,879,460	$19,602,702

Cost of Goods Sold	15,583,873	15,985,894

Gross Profit	4,295,587	3,616,808

Operating Expenses
Selling expenses	3,817,327	3,855,001
General and administrative expenses	222,366	233,273
Total Operating Expenses	4,039,693	4,088,274

Income (Loss) from Operations	255,894	(471,466)

Non-operating Income (Expenses)
Other income, net	13,627	783
Interest expense (income), net	48,235	(697)
Total Non-operating Income, net	61,862	86

Net Income (Loss)	$317,756	$(471,380)

LEE LEE ORIENTAL SUPERMART, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023 (UNAUDITED)

	Paid-in Capital	Retained Earnings	Total

Balance at January 1, 2024	$5,393,007	$2,737,591	$8,130,598

Net income for the period	-	317,756	317,756

Dividend paid	-	(751,000)	(751,000)

Balance at March 31,2024	$5,393,007	$2,304,347	$7,697,354

	Paid-in Capital	Retained Earnings	Total

Balance at January 1, 2023	$5,393,007	$1,914,815	$7,307,822

Net loss for the period	-	(471,380)	(471,380)

Dividend paid	-	(736,000)	(736,000)

Balance at March 31, 2023	$5,393,007	$707,435	$6,100,442

LEE LEE ORIENTAL SUPERMART, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$317,756	$(471,380)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	49,260	39,665
Operating lease expense	349,092	349,092
Inventory impairment loss	62,564	1,963
Changes in operating assets and liabilities:
Other receivables	75,314	454,534
Inventories	508,981	646,341
Security deposits	20,256	-
Accounts payable	(255,600)	(351,195)
Accrued expenses and other payables	(31,258)	75,042
Operating lease liabilities	(297,928)	(295,457)
NET CASH PROVIDED BY OPERATING ACTIVITIES	798,437	448,605

CASH FLOWS FROM INVESTING ACTIVITIES
Payments of equipment	(27,092)	(112,676)
NET CASH USED IN INVESTING ACTIVITIES	(27,092)	(112,676)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(751,000)	(736,000)
NET CASH USED IN FINANCING ACTIVITIES	(751,000)	(736,000)

NET INCREASE (DECREASE) IN CASH	20,345	(400,071)

CASH AT THE BEGINNING OF PERIOD	6,634,667	7,070,568

CASH AT THE END OF PERIOD	$6,655,012	$6,670,497

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$773
Cash paid for income taxes	$-	$-

LEE LEE ORIENTAL SUPERMART INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2024 (UNAUDITED) AND DECEMBER 31, 2023

1. Organization

Lee Lee Oriental Supermart Inc. (“Lee Lee” or the “Company”) was founded on January 4, 1999 in the State of Arizona. The Company operates three supermarkets located in the city of Chandler, Peoria and Tucson. The Company offers a wide variety of ethnic foods and merchandise sourced from over 30 countries and regions to U.S. consumers.

2. Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates are used for, but not limited to, commitments and contingencies, inventory reserve, allowance for other receivables, and impairment of long-lived assets. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates have become more challenging, and actual results could differ materially from these estimates.

Cash and cash equivalents

Cash and equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities when purchased of three months or less. The Company’s cash is maintained at financial institutions in the United States of America. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. As of March 31, 2024 and December 31, 2023, cash balances held in the banks, exceeding the standard insurance amount, are $5,456,260 and $5,095,656, respectively. The Company has not experienced any losses in accounts held in these financial institutions and believes it is not exposed to any risks on its cash held in these financial institutions.

Credit losses

On January 1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on the Company’s financial statements as of January 1, 2023.

The Company’s other receivables in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, creditworthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses in the statements of operations. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Inventories, net

Inventories consisting of products available for sale, are primarily accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. This valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. The Company records inventory shrinkage based on the historical data and management’s estimates and provides a reserve for inventory shrinkage for the three months ended March 31, 2024 and 2023. The Company provided a reserve for inventory shrinkage of $62,564 and $1,963 for the three months ended March 31, 2024 and 2023, respectively.

Other receivables

Other receivables primarily include merchant card receivables from processed credit and debit card transactions that are awaiting settlement by the payment processor or acquiring bank. These receivables arise from sales made via card payments, with the funds typically being deposited into the merchant’s bank account within a few days. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of March 31, 2024 and December 31, 2023, the Company did not have any bad debt allowance for other receivables.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the individual assets.

The following table includes the estimated useful lives of certain of our asset classes:

Furniture & fixtures	5 – 10 years
Leasehold improvements	Shorter of the lease term or estimated useful life of the assets
Equipment	5 – 10 years
Automobiles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

Long-lived assets, which include property, equipment and intangible assets with finite lives, and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group asset group exceeds its fair value based on discounted cash flow analysis or appraisals. There was no impairment of long-lived assets for the three months ended March 31, 2024 and 2023.

Security deposits

Security deposits primarily include deposits made to the Company’s landlord for its supermarkets and office facilities. These deposits are refundable upon expiration of the lease.

Leases

On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the balance sheet.

The Company determines if an arrangement contains a lease at the inception of a contract under ASC Topic 842. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, ROU assets and liabilities are recognized at the commencement date based on the present value of any remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets include adjustments for accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option. Hence, the Company does not recognize any operating lease ROU assets and operating lease liabilities for short-term leases.

The Company evaluates the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the statements of operations.

The Company also subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rent from these sub-lease tenants. The rent income collected from sub-lease tenants recognized as rental income and deducted occupancy cost. Occupancy cost mainly consists of rent and common area maintenance fee.

Fair value measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:	Quoted prices for identical instruments in active markets.

Level 2:	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company’s performance obligation is satisfied upon the transfer of goods to the customer, which occurs at the point of sale. Revenues are recorded net of discounts, sales tax and returns and allowances.

The following table summarizes disaggregated revenue from contracts with customers by product group: perishable and non-perishable goods. Perishable product categories include meat, seafood, vegetables and fruit. Non-perishable product categories include grocery, liquor, lottery, and Chinese herbal supplements etc.

	Three months ended March 31,
	2024	2023

Perishables	$9,141,747	$8,988,764
Non-perishables	10,737,713	10,613,938
Total revenues	$19,879,460	$19,602,702

Cost of sales

Cost of sales includes the rental expense, depreciation, the direct costs of purchased merchandise, shrinkage costs, store supplies, and inbound shipping costs. The cost of sales is a net of vendor’s rebates and discounts.

Selling expenses

Selling expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expensed when the services are performed. The Company’s advertising expenses were $5,266 and $1,432 for the three months ended March 31, 2024 and 2023, respectively.

General and administration expenses

General and administration expenses mainly consist of payroll and related costs for employees involved in general corporate functions, professional fees and other general corporate expenses, as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

Concentrations of risks

(a)	Major customers

For each of the three months ended March 31, 2024 and 2023, the Company did not have any customers that accounted for more than 10% of total net sales.

(b)	Major vendors

The following table sets forth information as to the Company’s suppliers that accounted for 10% or more of the Company’s total purchases for the three months ended March 31, 2024 and 2023.

Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
Supplier	Percentage of Total Purchases	Supplier	Percentage of Total Purchases
A	15%	A	15%
B	14%	B	13%

Income taxes

Lee Lee files its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as a S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the company for federal income tax and Arizona state income tax purposes. On April 8, 2024, Lee Lee submitted an application to the IRS for revoking its S-corporation election pursuant to Section 1362(a) of the Internal Revenue Code and to be taxed as a regular corporation (or C-corporation). The first taxable year for which the revocation is intended to be effective is the corporation taxable year beginning April 8, 2024. On June 10, 2024, Lee Lee filed a Statement of Conversion with the Arizona State to converting the entity type from Corporation to Limited Liability Company and changed its name to Lee Lee Oriental Supermart, LLC.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Segment Information

The Company’s chief operating decision-maker has been identified as the chief executive officer, who reviews financial information presented on a basis, accompanied by disaggregated information about revenues by different product types for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer grocery products, general merchandise, Chinese herbal supplements and other items and services in its stores. The Company’s supermarket stores are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments, and reporting units are its three stores, which are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the unit level. Based on qualitative and quantitative criteria established by ASC Topic 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of March 31, 2024 and December 31, 2023, the Company has no such contingencies.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, the amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s financial statements.

3. Inventories, net

A summary of inventories, net, at March 31, 2024 and December 31, 2023 was as follows:

	March 31, 2024	December 31, 2023

Perishables	$1,138,564	$716,296
Non-perishables	2,867,964	3,799,212
Reserve for inventory shrinkage	(207,378)	(144,814)
Inventories, net	$3,799,150	$4,370,694

Movements of reserve for inventory shrinkage for the three months ended March 31, 2024 and 2023 were as follows:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023

Beginning balance	$144,814	$136,963
Provision for inventory shrinkage reserve	62,564	1,963
Ending Balance	$207,378	$138,926

4. Other receivables

Other receivables consisted of the following at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

Credit card receivable for sales through credit card	$909,998	$979,312
Other	6,270	6,270
Total other receivables and other current assets	$916,268	$985,582

5. Property and equipment, net

Property and equipment consisted of the following at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

Furniture & Fixtures	$176,170	$176,170
Equipment	3,438,230	3,411,138
Leasehold Improvement	1,433,209	1,433,209
Automobile	678,276	678,276
Total property and equipment	5,725,885	5,698,793
Accumulated depreciation	(4,151,066)	(4,101,806)
Property and equipment, net	$1,574,819	$1,596,987

Depreciation expenses for the three months ended March 31, 2024 and 2023 were $49,260 and $39,665, respectively.

6. Accrued expenses and other payables

Accrued expenses and other payables consisted of the following at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

Credit card payable	$169,064	$197,196
Other payables	187,618	269,094
Utilities payable	17,483	64,209
Payroll payable	690,301	547,406
Sales tax payable	90,293	108,111
Total accrued expenses and other payables	$1,154,759	$1,186,016

7. Leases

The Company accounted for leases in accordance with ASU No. 2016-02, Leases (Topic 842), for all periods presented. The Company leases certain supermarkets and office facilities from third parties. Some of the Company’s leases include one or more options to renew, which are typically at the Company’s sole discretion. The Company evaluates the renewal options, and, when it is reasonably certain of exercise, it will include the renewal period in its lease term. New lease modifications result in re-measurement of the right of use (“ROU”) assets and lease liabilities. Operating ROU assets and lease liabilities are recognized at the lease commencement date, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

The Company’s leases consist of store rent. The store lease detail information is listed below:

Store	Lease Term Due
Chandler	February 8, 2049
Tucson	December 31, 2050
Peoria	January 31, 2044 (with option to extension)

As of March 31, 2024, the average remaining term of the supermarkets’ store lease is 18.11 years.

The Company’s operating ROU assets and lease liabilities were as follows:

	March 31, 2024	December 31, 2023

Operating ROU:
ROU assets - supermarket leases, net	$18,290,677	$18,395,235
Total operating ROU assets	$18,290,677	$18,395,235

	March 31, 2024	December 31, 2023

Operating lease obligations:
Current operating lease liabilities	$1,231,935	$1,214,532
Non-current operating lease liabilities	19,170,165	19,240,962
Total lease liabilities	$20,402,100	$20,455,494

As of March 31, 2024, the five-year maturity of the Company’s operating lease liabilities is as follow:

Years Ending March 31,	Operating lease liabilities
2025	$1,231,935
2026	1,269,010
2027	1,292,068
2028	1,292,068
2029	1,294,687
Thereafter	29,031,789
Total lease payments	35,411,557
Less: interest	(15,009,457)
Present value of lease liabilities	$20,402,100

8. Acquisition of Lee Lee by Maison Solutions Inc

On April 4, 2024, AZLL, LLC (“AZLL” or the “Purchaser”) an Arizona limited liability company and a wholly-owned subsidiary of Maison Solutions Inc (“Maison”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Meng Truong (“Meng Truong”) and Paulina Truong (“Paulina Truong” and, together with Meng Truong, the “Sellers”), pursuant to which AZLL purchased 100% of the outstanding equity interests in Lee Lee from the Sellers. The transaction was closed on April 8, 2024.

Pursuant to the Purchase Agreement, Purchaser agreed to pay to the Sellers an aggregate purchase price of approximately $22.2 million, subject to certain adjustments as set forth in the Purchase Agreement, consisting of: (i) $7.0 million in cash paid immediately at the closing of the Transaction, and (ii) a senior secured note agreement with an original principal amount of approximately $15.2 million, subject to certain adjustments. In addition, the Purchase Agreement contained customary representations and warranties, and indemnification, non-competition, non-solicitation and confidentiality provisions.

The following condensed unaudited pro forma consolidated results of operations for Lee Lee for the three months ended March 31, 2024 and 2023 present the results of operations of Lee Lee and Maison as if the acquisitions occurred on January 1, 2024 and 2023, respectively.

The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

	For the three months ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Revenue	$32,196,491	$33,786,559
Operating costs and expenses	33,779,844	34,254,572
Loss from operations	(1,583,353)	(468,013)
Other income	285,873	554,988
Income tax expense	(424,722	(147,335)
Net loss	$(1,722,202)	$(60,360)

9. Subsequent Event

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company has no major subsequent event that need to be disclosed except the acquisition of Lee Lee by Maison disclosed in Note 8.